Gold Resource Corporation



An Emerging Low Cost Gold Producer

2007 Annual Report







Gold Resource Corporation is a mining company focused on production and pursuing development of gold and silver projects that feature low operating cost and produce high return on capital invested. The Company has 100% interest in four potential high-grade gold and silver properties in Mexico's southern state of Oaxaca. The Company's flagship property, its El Aguila Project, is targeting gold production in 2008.



GOLD RESOURCE CORPORATION

A Mining Company Focused on Production

Markets: OTC BB: GORO FSE: GIH

US Office
222 Milwaukee St. Suite 301
Denver, CO 80206
303-320-7708 (Office)
303-320-7835 (Fax)

Mexico Office
Macedonio Alcala, N201-205
Col. Centro, c.p. 68000
Oaxaca, Oaxaca, Mexico
011-52-55-50-181-129





100% Interest in Four High-Grade Properties



MEXICO
Solaga
Oaxaca
El Aguila
Las Margaritas
El Rey

TABLE OF CONTENTS

President's Letter .... 2 & 3
Focused Exploration .... 4 & 5
El Aguila Project 6
Production Targets 7
Environment 8
Social Responsibility 9
Management's Discussion and Analysis 10-13
Auditors Report 14
Consolidated Financial Statements 15-19
Notes to Consolidated Financial Statements 20-27
Corporate Information 28



PRESIDENT'S LETTER



Dear Fellow Shareholders,

We expect to emerge as a low cost gold producer in 2008, a short two years after becoming a publicly-traded company. Construction of our flagship El Aguila Project, in the southern state of Oaxaca, Mexico, is underway and includes a 300,000 tonne per year mill. Our first year's targeted production, from the El Aguila open pit mine, is 70,000 ounces of gold at a cash cost of $100 per ounce of gold produced.

Gold Resource Corporation's approach to the business of mining is based on financial performance, not just "ounces in the ground". Quality ounces are important to us. Fundamental in our approach to the business of mining is that a project must be able to repay its capital investment in one year or less. We believe this disciplined approach will yield not only accelerated value, but greater value for our shareholders and we expect to be judged on per share performance and on per share growth in value.

Equally important to us is achieving production at the earliest point in time so we can build the Company with cash flow, not continued equity sales. In this way we create the greatest value with the fewest shares outstanding.

We made our production decision for the El Aguila Project back in April 2007 based on an anticipated 6 month repayment of capital and an internal estimated minimum mine life of 3 years. Then, in October of 2007, we increased both the estimated mine life and production targets, and now feel the geological potential of this property could be much greater than 6 years. We completed our production funding December 5th, 2007 raising $22.2 million at $4.00 per share. Construction began February 4th, 2008 and we believe we are on schedule to produce gold by the end of 2008.

Today, on the exploration front, we are pleased and impressed with the continuing success of our focused exploration program at the El Aguila Project. The La Arista area and the El Arroyo area, two new discoveries made within this past year at the El Aguila Project, are yielding high-grade polymetallic values over significant underground minable widths. We are targeting to produce 100,000 gold equivalent ounces in year 2 from gold and silver at the La Arista deposit at an expected zero cash cost per gold equivalent ounce because we will use the valuable base metal revenues as credits to reduce costs of gold equivalent production.



We remain focused on establishing cash flow from which to build the Company. We have numerous exploration targets at the El Aguila Project as well as our other three properties, El Rey, Las Margaritas, and Solaga. Our primary exploration thrust for all these areas will wait until they can be supported by cash flow.

As the number of mining friendly venues in the world shrinks and political risk becomes a defining factor, we are very pleased to be in Mexico. Mexico is a country with a proud 500 year history of mining. We are particularly pleased with our Mexican personnel who are very capable, competent and get the job done. Whether it is the support of the local indigenous people who see the benefits they will receive or the cooperation of the Mexican regulatory agencies who work with us to make sure the environment is protected, all are enthusiastic about the El Aguila Project. Combining this positive reception with the tremendous geologic potential we see and Mexico is the place for us to build value for our shareholders.

The year 2008 will be a transforming year for Gold Resource Corporation. We could not have reached this point, however, without the support and confidence of those who shared our vision early on. With your help and with the hard work from the many good people at Gold Resource Corporation, we are bringing that vision to life. I would like to take this opportunity to personally thank each and every one of you. Together, we will see Gold Resource Corporation emerge as a low cost gold producer.

Sincerely,

William W. Reid
President

"Equally important to us is achieving production at the earliest point in time so we can build the Company with cash flow, not continued equity sales. In this way we create the greatest value with the fewest shares outstanding."

Please see Company's 10-K filing for "Risk Factors" and "Forward-Looking Statements".



FOCUSED EXPLORATION



DISCOVERY

At our **El Aguila Project**, our focused exploration program has established a very robust, extensive and high-grade epithermal system encompassing mineralization both of the low sulfidation type (gold and silver only) and the intermediate type (gold, silver, copper, lead and zinc). Epithermal systems form some of the richest and most sought after deposits in the world and have been responsible for some of the most economically significant mines in Mexico.

Our successful discoveries to date include the **El Aguila** open pit deposit that will be mined our first year and several high-grade vein deposits that will be mined underground beginning in the second year, El Aire, La Arista, and El Arroyo. We believe this is only the beginning of what will be discovered at this exceptional, new district.



"Epithermal systems form some of the richest and most sought after deposits in the world and have been responsible for some of the most economically significant mines in Mexico."

Observations on epithermal mineralization at El Aguila and La Arista-El Aire, Oaxaca, Mexico

"This district has numerous areas of alteration, some with strong geochemical anomalies. In particular, the surface alteration over the top of the El Aire and La Arista veins is strong, both silicification and quartz-adularia, and although the strike extent has not been determined, it is at least 400 meters. Combined with the very good grades over 300 m vertical extent on the La Arista vein, this system has several positive features and may continue to grow with drilling."

Dr. J. W. Hedenquist - January, 2008
World recognized expert in epithermal deposits

La Arista discovery **Hole #7080** (drilled at 45 deg) highlights include:
7.5 meters of 8.01 g/t Au, 329.1 g/t Ag, 0.76% Cu, 1.92% Pb, 9.92% Zn





EL AGUILA PROJECT



Mill Layout Design



Open Pit Design

CONSTRUCTION

Construction at the El Aguila Project includes a mill that can process 300,000 tonnes per year, an open pit mine for first year of production and infrastructure including a mine village for our staff.

The mill will be very flexible with the ability to make both dore (gold and silver) bars and flotation concentrates (copper concentrates, lead concentrates and zinc concentrates). This is in line with our concept of shipping high-grade ore from any of our four properties to El Aguila mill for processing.



PRODUCTION TARGETS

El Aguila Project Production Targets

Year	Ounces		Cash Cost
1	70k	Gold	$100
2	100k	AuEq	$ 0
3-6	120k	AuEq	$ 0



CATERPILLAR
D8R

PRODUCTION TARGETS

First year production is targeted at 70,000 ounces of gold from our El Aguila open pit with an estimated cash cost of $100 per ounce gold produced. Silver also produced this first year will be used as a credit against production costs of the gold.

Second year production is targeted from the La Arista high-grade vein with its polymetallic (gold, silver, copper, lead, zinc) mineralization. The benefit of polymetallic mineralization is that while recovering gold and silver from each tonne of rock, base metals are also recovered. Any base metal revenues are in addition to the gold and silver revenues and are applied against production costs of gold and silver. This is in line with industry practice in which base metal revenues are used to lower gold production costs. The net effect of La Arista's impressive polymetallic mineralization is that yearly targeted production of 100,000 ounces or more, of gold or gold equivalent (AuEq)(gold and silver), should result in zero cash costs to produce the gold and silver.

Please see Company's 10-K filing for "Risk Factors" and "Forward-Looking Statements".



ENVIRONMENT

Reclamation Nursery







ENVIRONMENT

Gold Resource Corporation is committed to protecting and enhancing the environment at its operations. At the El Aguila Project, the mill design, the ancillary facilities and the fact that the majority of the mineralization discovered to date will be mined from underground, all result in a relatively small footprint limiting the Project's environmental impact.

We have an ongoing plant nursery and native seedlings program to provide for our revegetation responsibilities, a solid waste management program has been instituted and we will begin reclamation as soon as an area is no longer needed.

At **Gold Resource Corporation's** mine village, Hacienda Minera Tres Palmas, construction of the buildings is "green" using recycled materials including recycled plastic block walls that then hold a stucco finish.


SAN JOSE DE GRACIA



Salina Blanca natural travertine and springs deposit



SOCIAL RESPONSIBILITY

COMMUNITY ACTION

Gold Resource Corporation is committed to benefiting and enhancing the communities in which it operates. We strive to become a positive community member while distributing net benefits including employment opportunities, healthcare, city infrastructure, career training, education scholarships, community partnership programs and sustainable development.

The Company's focus to hire locally first, coupled with job training and career building, will add significant employment to the surrounding area both directly and indirectly through related services. Higher learning scholarships for school children will assist the community while sharing the vision that children's education will bring value far beyond company operations. The construction of Gold Resource Corporation's mine village, Hacienda Minera Tres Palmas, includes an employee health clinic to service the local community members as well. Gold Resource Corporation will continue the dental program it initiated over a year ago.

As Gold Resource Corporation's projects evolve so too will its participation as a community member. Construction is underway to improve the local town of San Jose De Gracia's water system and our past, current and future road improvements will assist with town infrastructure as well. Our assistance with the local town entrance and church improvements, "Christmas gifts for every child", and our contribution to help establish a local tourist attraction, Salina Blanca, for sustainable development, further demonstrates our commitment to the community. It is important to Gold Resource Corporation that its assistance and positive impact reach beyond its mining operations.







MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

This discussion analyzes our financial condition at December 31, 2007 and compares it to our financial condition at December 31, 2006. This discussion also summarizes the results of our operations for the year ended December 31, 2007 and compares those results to the year ended December 31, 2006.

Overview

We are a company engaged in the exploration of gold and silver properties, primarily in Mexico, with a goal of production in the near future. We pursue exploration of gold and silver projects that we believe feature low operating costs and have the potential to produce a high return on the capital invested. We hold a 100% interest in four properties in Mexico's southern State of Oaxaca. Mineral exploration requires significant capital and our assets and resources are limited. We have never received revenue from operations and have relied on equity financing to fund our operations to date.

We completed our IPO in August 2006 at $1.00 per share and received gross proceeds of $4,600,000. We raised additional capital pursuant to two private placements of our common stock; one in December 2006 for gross proceeds of $5,186,400 and one in December 2007 for gross proceeds of $22,234,000. We used the initial IPO and December 2006 private placement funds to continue exploration at the El Aguila property. In April 2007, we decided to move forward with construction of the El Aguila property in an effort to commence commercial production. We anticipate using the funding provided by our December 2007 private placement to fund construction.

Our decision to accelerate construction was made based upon drilling data that we believe provides evidence of mineralized material in amounts sufficient to proceed with construction activities. However, we have not commenced a feasibility study that would allow us to classify any of our mineralized material as proven or probable reserves, as those terms are defined by the SEC in Industry Guide 7, "Description of Property by Issuers Engaged or to Be Engaged in Significant Mining Operations." The SEC definition of "reserve" is "that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination."

Our ability to demonstrate the existence of proven or probable reserves would require us to continue exploration drilling that demonstrated the existence of sufficient mineralized material and to complete a positive feasibility study. A feasibility study must demonstrate with reasonable certainty that the deposit can be legally and economically extracted and produced. At this time, we have neither undertaken these additional activities nor implemented plans to undertake these activities in the future. Accordingly, the mineralized material drilled by us or developed by us should not be considered proven or probable mineral reserves. Additionally, the assumptions used by us in our decision to undertake construction of the mill and mine may prove to be inaccurate. Thus, we may never be able to recover sufficient mineralized material to become profitable.

In accordance with accounting principles generally accepted in the United States, all expenditures for exploration and evaluation of our properties to date have been expensed as incurred. Furthermore, until mineralized material is classified as proven or probable reserves, substantially all expenditures for mine construction have been or will be expensed as incurred. Certain expenditures, such as for rolling stock, processing equipment, and facilities may be capitalized, subject to our evaluation of the expenditures as an asset with future realizable value. Since substantially all of our expenditures to date have been expensed and we expect to expense significant expenditures incurred during 2008, most of our investment in mining properties does not appear as an asset on our balance sheet.

We plan to continue exploration of the El Aguila property at the same time that we undertake efforts to place the property into production. We also intend to continue exploration of the El Rey property in 2008. Our ultimate objective is to become a producer of gold, silver and possibly other associated base metals. We are unable at this time to predict when, if ever, that objective will be achieved.

Anticipated Production. While we intend to continue exploration at the El Aguila Project for the foreseeable future, we are moving forward with our plans to make improvements to the property for anticipated production. This will include acquisition of equipment and construction of a mill. We presently anticipate mining by open pit and building a mill that is designed to process 850 tonnes of ore per day through a flotation section and 150 tonnes of ore per day through an agitated leach section, subject to receiving the necessary permits. Based on preliminary estimates, which we continue to refine, we expect to require $20,000,000 to construct a mill and prepare the property for production. Only after a mine and a mill are constructed and operational could we expect any revenue.

We have engaged Lyntek, Inc. of Denver, Colorado, on a month to month basis to design and build the mill at the El Aguila Project. This design work is substantially complete and we have already purchased much of the equipment such as the ball mill, float cells and the crushing plant. We are in the process of ordering the balance of the equipment. We have applied for permits from the Mexican government which will allow us to commence construction of the mill, however, we have not received approval to date. We remain optimistic that upon receipt of such approval in the near future, we will be able to complete construction and commence production during the second half of 2008. We expect the mining to be done under contract with a third party contractor.

Our primary target for production in 2008 will be gold from the near-surface mineralization at El Aguila. Any silver contained in the mineralization will be produced as a by-product, the revenue from which will help offset the costs of producing the gold. In the following year, if activities go as planned, we intend to undertake production of gold from an underground mine at the nearby El Aire vein. Since we believe that area contains base metals such as copper, lead and zinc, we intend to produce those as by-products, the revenue from which would help offset the costs of producing the gold. The mineralization from both the near-surface mineralization and the anticipated underground mine will be processed at the proposed mill at the El Aguila Project.

Additional Capital Investment. In addition to expenses of exploration and constructing a mill, we also anticipate making infrastructure improvements at the El Aguila Project. Foremost among these expenses is the construction of a four kilometer access road to the proposed mill site and mining camp improvements, which will be necessary to enter the production phase. We recently received a permit from the appropriate Mexican federal agency to build the road and construction is underway. We purchased five hectares of land for the camp location, together with a permitted water well, for a price of $152,522. We estimate costs of approximately $750,000 to complete the road and $1,500,000 to build the camp for employee housing. We commenced these capital improvements in the first quarter of 2008.

Corporate Overhead. Included in our plan of operation are the expenses of overseeing our business and paying other general and administrative expenses. These expenses primarily include salaries and consulting fees, rent, travel and professional fees. We currently estimate these expenses at $140,000 per month based on existing commitments and expectations. We expect these expenses will be paid from our cash position and future equity offerings, if necessary, until such time, if ever, we are successful in placing one or more of our properties into production.

Liquidity and Capital Resources

As of December 31, 2007, we had working capital of $21,282,704, consisting of current assets of $22,051,156 and current liabilities of $768,452. This represents an increase of $13,867,497 from the working capital balance of $7,415,207 as of December 31, 2006.

We completed a private placement on December 5, 2007 whereby we sold 5,558,500 shares of our common stock at $4.00 per share for which we received gross proceeds of $22,234,000. We agreed to pay finders' fees consisting of cash and stock to certain individuals and entities that assisted with locating purchasers. We issued 263,900 shares of our common stock and paid cash fees of $522,000 to the finders, resulting in net cash proceeds of $21,712,000. During 2007, the cash proceeds from this private placement represented all of the cash provided by financing activities. During 2006, cash provided by financing activities was $9,339,900, which included proceeds from our initial public offering and from our 2006 private placement and from the exercise of stock options.

We expect that substantially all of the proceeds from the financing activities will be used to fund the further exploration of our mining properties and to continue the implementation of our business plan. Our most significant expenditures are expected to be the design and construction costs of the mine site, the mill site, including processing equipment, and the camp site for our mine workers. In addition, we are continuing our exploratory drilling program to further delineate the area of mineralized content. Furthermore, we continue to incur operating expenses, including (a) approximately $140,000 per month for salaries and other corporate overhead; and (b) legal and accounting fees associated with our status as a public company. We believe that we will need to obtain additional funding during 2008 to continue our construction plans.

We have never received revenue from gold or other mineral sales. We have historically relied on equity financings or loans (including loans from our officers) to continue funding our operations. From inception through December 31, 2007, we received $36,532,591 in cash, services and other consideration through issuance of our common stock. As of December 31, 2007, we did not have any outstanding debt financing, as all previous borrowings have been repaid or converted into equity. We do not believe that we are a candidate for conventional debt financing and we have not made arrangements to borrow funds for working capital requirements. We will be dependent on additional financing to expand our exploration efforts beyond current plans and may require additional funding to complete construction of metal processing facilities.

Although we believe we have identified sufficient mineralized content to proceed with construction plans, our assets do not meet the definition of proven or probable reserves set forth in Industry Guide 7 of the SEC. Accordingly, we have expensed all exploration and evaluation costs and our investment in mineral properties does not appear as an asset on our balance sheet. During the year ended December 31, 2007, we spent $5,731,771 on acquisition, exploration and evaluation activities. This compares to $628,851 spent during 2006. Exploration of our properties accelerated in late 2006, and throughout 2007 following successful completion of our IPO in 2006, and subsequent private placements in 2006 and 2007. From inception to December 31, 2007, we have spent $8,502,443 on the acquisition and exploration of our various properties, including approximately $7,880,000 which has been spent on the currently active properties known as El Aguila, Las Margaritas, El Rey and Solaga.

Net cash used in operating activities was $6,908,890 during the year ended December 31, 2007, compared to $1,795,858 during 2006. As more fully explained in the overview above, we accelerated exploration and improvement of our mining properties with the proceeds from our common stock offerings. In addition, cash spent on general and administrative expenses increased during 2007 compared to 2006, primarily in support of increasing exploration and business development activities.

Net cash used in investing activities was $456,152 in 2007 compared to $59,966 in 2006. During 2007, we commenced the acquisition of certain assets to be used in the improvement of our mine site and began the acquisition of processing equipment.

Results of Operations – Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

For the year ended December 31, 2007 we reported a net loss of $8,076,342, or $(0.28) per share, compared to a net loss of $2,686,762, or $(0.13) per share for 2006. In neither year did we report any revenue except interest income. We expect to incur losses until such time, if ever, as we begin generating revenue from operations. We are considered an exploration stage company for accounting purposes, since we have not received any revenue from mineral sales.

Total costs and expenses were $8,318,855 in 2007 compared to $2,743,851 in 2006, an increase of $5,575,004 or 203%. Mineral property costs for the year ended December 31, 2007, including acquisition and exploration costs, increased $5,102,920 from $628,851 in 2006 to $5,731,771 in 2007. The increase reflects our increasing exploration and construction activities at our various properties located in and around the El Aguila Project. During the latter part of 2006, we began to increase our exploration spending and committed to an initial exploratory drilling contract for $300,000. We subsequently expanded our drilling program and aggregate drilling costs during 2007 were approximately $2,700,000.

General and administrative expense for the year ended December 31, 2007 increased to $1,809,154 compared to $1,470,061 during 2006. The increase of $339,093 primarily reflects increased wage and salary costs of approximately $30,000, an increase of $28,000 in legal and accounting fees associated with SEC reporting requirements, and $211,500 of investor relations expenses necessary to disseminate information to potential and existing investors. Travel expenses increased from $103,241 to $173,559. The increase represents increased travel to the mineral properties in Mexico, as well as meetings with investors.

We incurred stock compensation expenses of $730,450 for the year ended December 31, 2007 compared to $626,900 for 2006. During 2007, we issued 170,000 restricted shares of common stock as partial compensation for investor relations services valued at a weighted average price of $3.39. We also issued 15,000 shares of common stock valued at $3.68 per share in recognition of consulting services performed in Mexico. The cost of shares issued was determined using quoted market values either at the time of the stock grant or at the average stock price during the period of service.

During 2006, we issued 100,000 restricted shares of common stock valued at $1.00 per share to a director as partial compensation for his service to the Board of Directors. We also issued 35,000 shares of common stock valued at $1.71 to two employees for their services. We also issued 250,000 restricted shares of common stock valued at $1.10 to a firm that provided investor relations services and we issued 30,000 shares of restricted common stock valued at $1.45 to a consultant who provided investor relations services.

During the year ended December 31, 2007, we also granted stock options to a public relations consultant to purchase 50,000 shares of common stock at an exercise price of $3.68 per share, all of which vested in 2007. We used an option pricing model to value the options at $83,192. Total compensation expense related to option grants recorded during 2007 was $99,482, including all options issued during 2007 and options issued during prior years that required the allocation of certain amounts to 2007.

During the year ended December 31, 2006 we granted stock options to purchase 1,200,000 shares of common stock at an exercise price of $1.00 per share, of which 1,150,000 vested in 2006 and 50,000 vested in 2007. We used an option pricing model to value the options. The 1,200,000 options were valued at $163,340 and the expense was allocated partially to 2007 ($16,290) and partially to 2006 ($147,050).

Interest income increased to $242,513 in 2007 compared to $57,089 in 2006, an increase of $185,424, or 325%. The increase is due to the proceeds from our 2007 and 2006 private placement financings which have been deposited in short term interest bearing accounts. Monthly interest earnings from invested cash is expected to decline in future months as we utilize the cash balances for operating and exploration activities.

GOLD RESOURCE CORPORATION
MANAGEMENT'S REPORT ON INTERNAL CONTROLS OVER FINANCIAL REPORTING

Our management is responsible for establishing and maintaining adequate internal control over financial reporting.

The Securities Exchange Act of 1934 defines internal control over financial reporting in Rules 13a-15(f) and 15d-15(f) as a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

- Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and disposition of assets;

- Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of management and our directors; and

- Provide reasonable assurance regarding prevention and timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on our financial statements.

Internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems that are determined to be effective provide only reasonable assurance with respect to financial statement preparation and presentation. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of our internal control over financial reporting based on criteria for effective internal control over financial reporting described in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Based on its assessment, management concluded that we maintained effective internal control over financial reporting as of December 31, 2007.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Gold Resource Corporation
Denver, Colorado

We have audited the accompanying consolidated balance sheet of Gold Resource Corporation as of December 31, 2007 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the years ended December 31, 2006 and 2007. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based upon our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gold Resource Corporation as of December 31, 2007, and the results of its operations and its cash flows for the years ended December 31, 2006 and 2007, in conformity with accounting principles generally accepted in the United States of America.

Stark Winter Schenkein & Co., LLP

April 10, 2008
Denver, Colorado

GOLD RESOURCE CORPORATION AND SUBSIDIARIES
(An Exploration Stage Company)

CONSOLIDATED BALANCE SHEETS

As of December 31, 2007 and 2006

	2007	2006
ASSETS		
Current assets:		
Cash and cash equivalents	$ 22,007,216	$7,660,258
Refundable tax payments	—	193,271
Other current assets	43,940	12,841
Total current assets	22,051,156	7,866,370
Investment in mineral properties	—	—
Property and equipment - net	504,951	96,279
Other assets	1,469	1,469
Total assets	$ 22,557,576	$7,964,118
LIABILITIES AND SHAREHOLDERS' EQUITY		
Current liabilities:		
Accounts payable and accrued expenses	$ 768,452	$ 451,163
Total current liabilities	768,452	451,163
Shareholders' equity:		
Preferred stock - $0.001 par value, 5,000,000 shares authorized: no shares issued and outstanding	—	—
Common stock - $0.001 par value, 60,000,000 shares authorized: 34,146,952 and 28,139,552 shares issued and outstanding, respectively	34,147	28,139
Additional paid-in capital	36,498,444	14,062,002
(Deficit) accumulated during the exploration stage	(14,673,211)	(6,596,869)
Other comprehensive income:		
Currency translation adjustment	(70,256)	19,683
Total shareholders' equity	21,789,124	7,512,955
Total liabilities and shareholders' equity	$22,557,576	$7,964,118

The accompanying notes are an integral part of these consolidated financial statements.

GOLD RESOURCE CORPORATION AND SUBSIDIARIES
(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31, 2007 and 2006
and for the period from Inception (August 24, 1998) to December 31, 2007

	2007	2006	*Inception (August 24, 1998) to (December 31, 2007)*
Revenues:			
Gold sales	$ —	$ —	$ —
Costs and Expenses:			
Property acquisition	20,581	100,000	479,262
Property exploration and evaluation	5,711,190	528,851	8,023,181
Management contract - U. S. Gold, related party	—	—	752,191
General and administrative			
Salaries and benefits	880,098	850,490	1,871,022
Legal and accounting	234,154	206,465	552,705
Investor relations	342,083	130,583	495,068
Travel related	173,559	103,241	351,564
All other general and administrative	179,260	179,282	438,162
Stock based compensation			
Stock awards	630,968	479,850	1,698,318
Grant of stock options	99,482	147,050	246,532
Depreciation	47,480	18,039	72,767
Total costs and expenses	8,318,855	2,743,851	14,980,772
Operating (loss)	(8,318,855)	(2,743,851)	(14,980,772)
Other income:			
Interest income	242,513	57,089	307,561
(Loss) before income taxes	(8,076,342)	(2,686,762)	(14,673,211)
Provision for income taxes	—	—	—
Net (loss)	(8,076,342)	(2,686,762)	(14,673,211)
Other comprehensive income:			
Currency translation gain (loss)	(89,939)	19,544	(70,256)
Net comprehensive (loss)	$(8,166,281)	$(2,667,218)	$(14,743,467)
Net (loss) per common share:			
Basic and Diluted	$ (0.28)	$ (0.13)	
Weighted average shares outstanding:			
Basic and Diluted	28,645,038	20,218,659	

The accompanying notes are an integral part of these consolidated financial statements.

GOLD RESOURCE CORPORATION AND SUBSIDIARIES
(An Exploration Stage Company)

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

For the period from Inception (August 24, 1998) to December 31, 2007

	Number of Common Shares	Par Value of Common Shares	Additional Paid-In Capital	Accumulated (Deficit)	Comprehensive Income (Loss)	Total Shareholders' Equity (Deficit)
Balance at Inception, August 24, 1998	-	$ -	$ -	$ -	$ -	-
Shares for contributed capital at $0.005 per share - related parties	2,800,000	2,800	(1,400)	-	-	1,400
Net (loss)	-	-	-	(1,657)	-	(1,657)
Balance, December 31, 1998	2,800,000	2,800	(1,400)	(1,657)	-	(257)
Shares for contributed capital at $0.005 per share - related parties	1,000,000	1,000	(500)	-	-	500
Net (loss)	-	-	-	(663)	-	(663)
Balance, December 31, 1999	3,800,000	3,800	(1,900)	(2,320)	-	(420)
Shares issued for management contract at $0.17 per share - related party	1,226,666	1,226	202,578	-	-	203,804
Net (loss)	-	-	-	(205,110)	-	(205,110
Balance, December 31, 2000	5,026,666	5,026	200,678	(207,430)	-	(1,726)
Shares issued for management contract at $0.14 per share - related party	1,333,334	1,334	187,053	-	-	188,387
Conversion of debentures at $0.25 per share - related parties	200,000	200	49,800	-	-	50,000
Sale of shares for cash at $0.25 per share	820,000	820	204,180	-	-	205,000
Net (loss)	-	-	-	(346,498)	-	(346,498)
Balance, December 31, 2001	7,380,000	7,380	641,711	(553,928)	-	95,163
Shares issued for cash at $0.25 per share	392,000	392	97,608	-	-	98,000
Shares issued for cash at $0.17 per share	1,351,352	1,351	223,322	-	-	224,673
Net (loss)	-	-	-	(788,629)	(17)	(788,646)
Balance, December 31, 2002	9,123,352	9,123	962,641	(1,342,557)	(17)	(370,810)
Shares issued for cash at $0.25 per share	577,000	577	143,673	-	-	144,250
Share issuance costs forgiven	-	-	25,327	-	-	25,327
Net (loss)	-	-	-	(496,046)	29	(496,017)
Balance, December 31, 2003	9,700,352	9,700	1,131,641	(1,838,603)	12	(697,250)
Shares issued for cash at $0.25 per share	608,000	608	151,392	-	-	152,000
Shares issued in repayment of loan related to exploration agreement at $0.42 per share	1,200,000	1,200	498,800	-	-	500,000
Shares issued as stock grant at $0.25 per share	600,000	600	149,400	-	-	150,000
Net (loss)	-	-	-	(853,593)	(73)	(853,666)
Balance, December 31, 2004	12,108,352	12,108	1,931,233	(2,692,196)	(61)	(748,916)
Stock grant at $0.25 per share	1,750,000	1,750	435,750	-	-	437,500
Stock option exercised at $0.25 per share	10,000	10	2,490	-	-	2,500
Stock issued for cash at $0.25 per share	276,000	276	68,724	-	-	69,000
Stock issued for satisfaction of payables at $0.25 per share	1,280,000	1,280	318,720	-	-	320,000
Shares issued for cash at $0.47 per share	2,728,500	2,729	1,272,271	-	-	1,275,000
Shares issued for cash at $0.50 per share	122,000	122	60,878	-	-	61,000
Shares issued for cash at $0.50 per share	30,000	30	14,970	-	-	15,000
Net (loss)	-	-	-	(1,217,911)	200	(1,217,711)

GOLD RESOURCE CORPORATION AND SUBSIDIARIES
(An Exploration Stage Company)

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

For the period from Inception (August 24, 1998) to December 31, 2007

(CONTINUED)

	Number of Common Shares	Par Value of Common Shares	Additional Paid-In Capital	Accumulated (Deficit)	Comprehensive Income (Loss)	Total Shareholders' Equity (Deficit)
Balance, December 31, 2005	18,304,852	18,305	4,105,036	(3,910,107)	139	213,373
Stock options exercised at $0.25 per share	240,000	240	59,760	-	-	60,000
Stock options granted	-	-	147,050	-	-	147,050
Director stock grant at $1.00 per share	100,000	100	99,900	-	-	100,000
Shares issued for cash at $1.00 per share, net of issue costs	4,600,000	4,600	4,346,600	-	-	4,351,200
Shares issued for investor relations services at $1.14 per share	280,000	280	319,720	-	-	320,000
Shares issued for cash at $1.20 per share, net of issue costs	4,322,000	4,322	4,924,378	-	-	4,928,700
Shares issued for investment banking services at $1.20 per share	257,700	257	(257)	-	-	-
Employee stock grants at $1.71 per share	35,000	35	59,815	-	-	59,850
Net (loss)	-	-	-	(2,686,762)	19,544	(2,667,218)
Balance, December 31, 2006	28,139,552	28,139	14,062,002	(6,596,869)	19,683	7,512,955
Shares issued for investor relations services at weighted average price of $3.39 per share	170,000	170	575,598	-	-	575,768
Shares issued for consulting services in Mexico at $3.68 per share	15,000	15	55,185	-	-	55,200
Stock options granted	-	-	99,482	-	-	99,482
Shares issued for cash at $4.00 per share, net of issue costs	5,558,500	5,559	21,706,441	-	-	21,712,000
Shares issued for investment banking services	263,900	264	(264)	-	-	-
Net (loss)	-	-	-	(8,076,342)	(89,939)	(8,166,281)
Balance, December 31, 2007	**34,146,952**	**$ 34,147**	**$ 36,498,444**	**$(14,673,211)**	**$ (70,256)**	**$ 21,789,124)**

GOLD RESOURCE CORPORATION AND SUBSIDIARIES
(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2007 and 2006
and for the period from Inception (August 24, 1998) to December 31, 2007

	2007	2006	Inception (August 24, 1998) to December 31, 2007)
Cash flows from operating activities:			
Net (loss)	**$(8,076,342)**	**$(2,686,762)**	**$(14,673,211)**
Adjustments to reconcile net (loss) to net cash used by operating activities:			
Depreciation	47,480	18,039	72,767
Stock compensation	730,450	626,900	1,944,850
Management fee paid in stock	-	-	392,191
Related party payable paid in stock	-	-	320,000
Foreign currency translation adjustment	(89,939)	19,544	(70,256)
Issuance cost forgiven	-	-	25,327
Changes in operating assets and liabilities:			
Operating assets	162,172	(191,135)	(43,940)
Accounts payable and accrued liabilities	317,289	426,326	768,452
Other liabilities - related parties	-	(8,770)	-
Other	-	-	(4,569)
Total adjustments	1,167,452	890,904	3,404,822
Net cash (used in) operating activities	(6,908,890)	(1,795,858)	(11,268,389)
Cash flows from investing activities:			
Capital expenditures	(456,152)	(59,966)	(577,718)
Net cash (used in) investing activities	(456,152)	(59,966)	(577,718)
Cash flows from financing activities:			
Cash proceeds from initial public stock offering	-	4,351,200	4,351,200
Cash proceeds from other sales of stock	21,712,000	4,928,700	28,889,623
Cash proceeds from exercise of options	-	60,000	62,500
Proceeds from debentures - founders	-	-	50,000
Proceeds from exploration funding agreement - Canyon Resources	-	-	500,000
Net cash provided by financing activities:	21,712,000	9,339,900	33,853,323
Net increase in cash and equivalents	14,346,958	7,484,076	22,007,216
Cash and equivalents at beginning of year	7,660,258	176,182	-
Cash and equivalents at end of year	**$22,007,216**	**$7,660,258**	**$22,007,216**
Supplemental Cash Flow Information			
Interest paid	$ -	$ -	$ -
Income taxes paid	$ -	$ -	$ -
Non-cash investing and financing activities:			
Conversion of Canyon Resources funding into common stock	$ -	$ -	$ 500,000
Conversion of founders debentures into common stock	$ -	$ -	$ 50,000

The accompanying notes are an integral part of these consolidated financial statements.

GOLD RESOURCE CORPORATION AND SUBSIDIARIES
(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007 and 2006

1. Summary of Significant Accounting Policies

Basis of Presentation. Gold Resource Corporation (the "Company") was organized under the laws of the State of Colorado on August 24, 1998. The Company has been engaged in the exploration for precious and base metals, primarily in Mexico, as an exploration stage company. It plans to develop mineral properties and ultimately become a producer of gold, silver, and base metals. The Company has not generated any revenues from operations. The consolidated financial statements included herein are expressed in United States dollars, the Company's reporting currency.

Basis of Consolidation. The consolidated financial statements include the accounts of the Company and its wholly owned Mexican corporation subsidiaries, Don David Gold S.A. de C.V. and Golden Trump Resources S.A. de C.V. The expenditures of Don David Gold and Golden Trump Resources are generally incurred in Mexican pesos. Significant intercompany accounts and transactions have been eliminated.

Estimates. The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management routinely makes judgments and estimates about the effects of matters that are inherently uncertain. Estimates that are critical to the accompanying consolidated financial statements include the identification and valuation of proven and probable reserves, treatment of exploration and development costs as either an asset or an expense, valuation of deferred tax assets, and the likelihood of loss contingencies. Management bases its estimates and judgements on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates. Estimates and assumptions are revised periodically and the effects of revisions are reflected in the financial statements in the period it is determined to be necessary.

Statements of Cash Flows. The Company considers cash in banks, deposits in transit, and highly liquid debt instruments purchased with original maturities of three months or less to be cash and cash equivalents.

Exploration and Development Costs. Mineral property acquisition, exploration and related costs are expensed as incurred unless proven and probable reserves exist and the property is a commercially minable property. If it has been determined that a mineral property can be economically developed, the costs incurred to develop such property, including costs to further delineate the ore body and develop the property for production, may be capitalized. In addition, the Company may capitalize previously expensed acquisition and exploration costs if it is later determined that the property can economically be developed. Interest costs, if any, allocable to the cost of developing mining properties and to constructing new facilities would be capitalized until operations commence. Mine development costs incurred either to develop new ore deposits, expand the capacity of operating mines, or to develop mine areas substantially in advance of current production would also be capitalized.

All such capitalized costs, and estimated future development costs, if any, will be amortized using the units-of-production method over the estimated life of the ore body. The units-of-production method requires an estimate of proven and probable reserves. Until we establish proven and probable reserves, we will generally not capitalize mining costs and will not report any amortization expense.

Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. Costs of abandoned projects are charged to operations upon abandonment. We evaluate, at least quarterly, the carrying value of capitalized mining costs and related property, plant and equipment costs, if any, to determine if these costs are in excess of their net realizable value and if a permanent impairment needs to be recorded. The periodic evaluation of carrying value of capitalized costs and any related property, plant and equipment costs are based upon expected future cash flows and/or estimated salvage value in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets."

Property and Equipment. All items of property and equipment are carried at cost not in excess of their estimated net realizable value. Normal maintenance and repairs are charged to earnings while expenditures for major maintenance and betterments are capitalized. Gains or losses on disposition are recognized in operations.

Depreciation. Depreciation of property and equipment is computed using straight-line methods over the estimated economic lives, as follows:

Trucks and autos	4 to 5 years
Office furniture and equipment	5 to 10 years
Computer hardware and software	3 years
Exploration equipment	6 to 8 years

Property Retirement Obligation. The Company follows SFAS 143, "Accounting for Asset Retirement Obligations." SFAS 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period that it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The Company has determined that it has no material property retirement obligations as of December 31, 2007.

Stock Option Plans. Effective January 1, 2006, the Company implemented SFAS 123, "Accounting for Stock-Based Compensation," requiring the Company to provide compensation costs for the Company's stock option plans determined in accordance with the fair value based method prescribed in SFAS 123, as amended. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model and provides for expense recognition over the service period, if any, of the stock option.

Prior to January 1, 2006, the Company applied APB Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for all stock option plans. Under APB Opinion 25, no compensation cost was recognized for stock options issued to employees as the exercise price of the Company's stock options granted equaled or exceeded the market price of the underlying common stock on the date of grant.

Per Share Amounts. SFAS 128, "Earnings Per Share," provides for the calculation of "Basic" and "Diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted-average number of shares outstanding during the period (28,645,038 for 2007 and 20,218,659 for 2006). Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of the Company, similar to fully diluted earnings per share. Potentially dilutive securities, such as common stock options, are excluded from the calculation when their effect would be anti-dilutive. For the period ended December 31, 2007, outstanding options to purchase 2,650,000 shares of common stock would have an anti-dilutive effect and were therefore excluded from the calculation.

Income Taxes. The Company accounts for income taxes under SFAS 109, "Accounting for Income Taxes". Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years.

In accordance with FIN 48 (effective January 1, 2007) which clarifies SFAS 109, the Company recognizes in its financial statements the impact of any tax position that more than likely will be sustained in an examination, based on the technical merits of the position.

Business Risks. The Company continually reviews the mining and political risks it encounters in its operations. It mitigates the likelihood and potential severity of these risks through the application of high operating standards. The Company may be affected to various degrees by changes in environmental regulations, including those for future site restoration and reclamation costs. The Company's business is subject to extensive licensing, permitting, governmental legislation, control and regulations. The Company endeavors to be in compliance with these regulations at all times.

Fair Value of Financial Instruments. SFAS 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments. FASB Statement No. 157, "Fair Value Measurements" (SFAS 157) defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2007.

The respective carrying value of certain on-balance-sheet financial instruments approximate their fair values. These financial instruments include cash, cash equivalents, refundable tax payments, accounts payable and accrued liabilities. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair value, or they are receivable or payable on demand.

Concentration of Credit Risk. The Company's operating cash balances are maintained in two primary financial institutions and periodically exceed federally insured limits. The Company believes that the financial strength of these institutions mitigates the underlying risk of loss. To date, these concentrations of credit risk have not had a significant impact on the Company's financial position or results of operations.

Foreign Operations. The Company's present activities are in Mexico. As with all types of international business operations, currency fluctuations, exchange controls, restrictions on foreign investment, changes to tax regimes, political action and political instability could impair the value of the Company's investments.

Foreign Currency Translation. The local currency, the Mexican peso, is the functional currency for the Company's subsidiaries. Current assets and current liabilities are translated using the exchange rate in effect at the balance sheet date. Other assets and liabilities are translated using historical exchange rates. Revenues and expenses are translated at the average exchange rate for the year. Translation adjustments are reported as a separate component of stockholders' equity.

Recent Pronouncements. In February 2007, the FASB issued FAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities ("FAS 159"). Under this standard, an entity is required to provide additional information that will assist investors and other users of financial information to more easily understand the effect of the company's choice to use fair value on its earnings. Further, the entity is required to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. This standard does not eliminate the disclosure requirements about fair value measurements included in FAS 157 and FAS No. 107, Disclosures about Fair Value of Financial Instruments. FAS 159 is effective for fiscal years beginning after November 15, 2007. Management is currently evaluating the requirements of FAS 159 and has not yet determined the impact on its financial statements.

In December 2007 the FASB issued FAS No. 141 (revised 2007), Business Combinations ("SFAS 141R"). This statement replaces SFAS 141, Business Combinations. The statement provides guidance for how the acquirer recognizes and measures the identifiable assets acquired, liabilities assumed and any non-controlling interest in the acquiree. SFAS 141R provides for how the acquirer recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase. The statement determines what information to disclose to enable users to be able to evaluate the nature and financial effects of the business combination. The provisions of SFAS 141R are effective as of January 1, 2009 and do not allow early adoption. Management is currently evaluating the impact of adopting this statement.

In December 2007, the FASB issued FAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (SFAS 160), which becomes effective on January 1, 2009. This standard establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent's ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. Management is currently evaluating the impact of adopting this statement.

There were various other accounting standards and interpretations issued during 2007 and 2006, none of which are expected to a have a material impact on the Company's consolidated financial position, operations or cash flows.

2. Mineral Properties

We currently have an interest in four properties, the El Aguila property, the Las Margaritas property, the El Rey property and the Solaga property. We lease claims comprising the El Aguila Project from an individual who serves as our consultant in Mexico and the Solaga property from an entity partially owned by our consultant in Mexico. We own mining concessions for the El Rey property, which are subject to a 2% royalty on production payable to this consultant. All of these properties are in the exploration stage and have no proven or probable reserves.

El Aguila and Las Margaritas. Effective October 14, 2002, we leased a prospective gold/silver property comprised of three concessions, El Aguila, El Aire and La Tehuana, from Jose Perez Reynoso, a consultant to our company. The lease agreement is subject to a 4% net smelter return royalty where production is sold in the form of gold/silver dore and 5% for production sold in concentrate form. Prior to 2007 we have made periodic advance royalty payments under the lease totaling $260,000 and no further advance royalty payments are due.

El Rey. We have acquired claims in another area of the Sierra Madre del Sur region of Mexico by filing concessions under the Mexican mining laws. The mineral concessions making up the El Rey property are located within the San Baltazar Chichicapam Ejido. During the year ended December 31, 2007, we spent $449,000 on exploratory drilling at El Rey.

Solaga. In February 2007 we leased a 100% interest in a property known as the Solaga property. The lease required us to pay $10,000 at the time of execution, perform $25,000 of work and grant the lessor a 4% net smelter return on any production. We have conducted no exploration on this property to date.

3. Property and Equipment

At December 31, 2007, property and equipment consisted of the following:

	2007	2006
Land	$152,522	$ —
Trucks and autos	131,509	60,203
Office furniture and equipment	88,385	50,693
Exploration equipment	205,302	10,670
Subtotal	577,718	121,566
Accumulated depreciation	(72,767)	(25,287)
Total	**$ 504,951**	**$ 96,279**

4. Income Taxes

At December 31, 2007, the Company has tax loss carryforwards approximating $7,400,000 that expire at various dates through 2027. The principle difference between the net loss reported for book purposes and the taxable loss reported for tax purposes relates to the taxation of foreign subsidiaries. Secondly, stock based compensation expenses are generally deductible in different periods and in different amounts than the expense recognized for book purposes.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred liabilities at December 31, 2007 and 2006 are presented below:

	2007	2006
Deferred tax assets:		
Net operating loss carryforward	$ 2,537,000	$ 1,972,000
Foreign losses	2,167,000	--
Stock based compensation	278,000	--
Total deferred tax assets	4,982,000	1,972,000
Valuation allowance	(4,982,000)	(1,972,000)
Net deferred tax asset	$ --	$ --

At this time, the company is unable to determine if it will be able to benefit from its deferred tax asset. There are limitations on the utilization of net operating loss carryforwards, including a requirement that losses be offset against future taxable income, if any. In addition, there are limitations imposed by certain transactions which are deemed to be ownership changes. Accordingly, a valuation allowance has been established for the entire deferred tax asset. The change in the valuation allowance was approximately $2,616,000 during 2007.

A reconciliation of the tax provision for 2007 and 2006 at statutory rates is comprised of the following components:

	2007	2006
Tax at statutory rates	$(2,746,000)	$(914,000)
Book to tax adjustments:		
Stock and option grants	34,000	217,000
Valuation allowance	2,712,000	697,000
Tax provision	$ --	$ --

5. Shareholders' Equity (Deficit)

Effective February 21, 2005, the Company declared and effected a 100% forward stock split where one additional share of common stock, par value $.001, was issued for each common share outstanding as of that date. All of the financial information in this report has been adjusted to reflect the effect of this two-for-one stock split and the increase in authorized shares.

The Company was formed August 24, 1998 by William W. Reid and David C. Reid (the "Founders"). During 1998 and 1999, the Founders received 3,800,000 shares of common stock valued at $1,900 for administrative and organization expenses. The Company remained generally inactive through 1999.

Commencing July 1, 2000, the Company and US Gold, a publicly traded Colorado corporation, entered into a management contract whereby US Gold provided general management of the business activities of the Company through December 31, 2001. Under this management contract, US Gold was issued 2,560,000 shares of common stock of the Company. The 2,560,000 shares were valued at $392,191 or approximately $.15 per share. Through this arrangement the Company benefited from experienced manage-

ment without the need to raise cash funding for the related cost of such management and administration. The Company was, however, responsible for all additional funding needed.

During 2001, the Founders made convertible debenture loans to the Company of $50,000 and then converted $50,000 in convertible debentures into 200,000 shares of common stock of the Company at a conversion price of $.25 per share.

In September 2001, the Company commenced the sale of its common shares under exemptions offered by federal and state securities regulations. During 2001, the Company sold 820,000 shares at $.25 per share (total $205,000).

During 2002, the Company sold 392,000 shares at $.25 per share ($98,000) to various parties and 1,351,352 shares at approximately $.17 per share ($224,673) to an institutional investor, RMB International (Dublin) Limited ("RMB").

During 2003, the Company sold 577,000 shares at $.25 per share raising net proceeds of $144,250. Effective September 30, 2003, U.S. Gold acquired the RMB shares in exchange for U.S. Gold shares, and terminated the obligation of the Company to pay RMB approximately $25,327 in transaction costs, which was added back into paid-in-capital.

During 2004, the Company sold 608,000 shares at $.25 per share raising net proceeds of $152,000. Also during 2004, the Company issued 1,200,000 shares at approximately $.42 per share to Canyon for $500,000 in repayment of a loan for funding of exploration cost at the El Aguila property. Also during 2004, the Company made a stock grant of 600,000 shares at $.25 per share or $150,000 to a consultant of the Company, Jose Perez Reynoso.

Effective January 2, 2005, the Company made common stock awards to its two executive officers and a consultant of an aggregate 1,750,000 shares for services performed during 2004 and 2005. The shares were valued at $437,500 (or $0.25 per share) which was recorded as stock based compensation expense of $350,000 in 2004 and $87,500 in 2005. In this distribution of common stock, William W. Reid received 1,000,000 shares, David C. Reid received 500,000 shares and William F. Pass received 250,000 shares. Also effective January 2, 2005, a stock option agreement with William F. Pass covering 400,000 shares of common stock at exercise price of $.25 per share was reduced by 250,000 shares leaving 150,000 shares remaining subject to option.

During 2005 an individual exercised stock options for 10,000 shares for $2,500. In June 2005, the Company issued 1,280,000 shares to U.S. Gold Corporation in satisfaction of $320,000 owed for a prior year management contract.

During 2005, the Company sold 428,000 shares to individual investors for cash proceeds of $145,000 (276,000 shares at $0.25 per share and 152,000 shares at $0.50 per share).

In addition, during July and August 2005, the Company closed transactions under a Subscription Agreement and Stock Purchase Option Agreement with Heemskirk Consolidated Limited ("Heemskirk"), an Australian global mining house, whereby Heemskirk purchased 2,000,000 shares of common stock of the Company at $0.50 per share. A finder's fee of 140,000 shares was paid to a third party (resulting in a net value of $0.47 per share). Heemskirk had previously purchased (in April, 2005) 150,000 shares of common stock at $0.50 per share and the Company had paid a finder's fee of 10,500 shares. The Company agreed to give Heemskirk a first right of offer for any financings, including sale of equity, the Company may pursue, subject to the prior rights of Canyon discussed above. In a similar transaction during August 2005, the Company sold 400,000 shares to another investor raising $200,000 and paid a finder's fee to a third party of 28,000 shares. These transactions resulted in the issuance of 2,728,500 shares for net cash proceeds of $1,275,000 ($0.47 per share).

During 2006, the Company sold 4,600,000 shares of common stock at $1.00 per share in a public offering under a Form SB-2 registration statement that was declared effective on May 15, 2006. The Company received cash proceeds of $4,351,200 (net of finders' fees of $248,800).

During 2006, the Company completed a private placement of 4,322,000 shares of common stock at $1.20 per share, and received net cash proceeds of $4,928,700, after deducting finders' fees of $257,700. The Company also issued 257,700 shares of common stock as finders' fees in connection with this private placement.

During 2006, the Company received cash proceeds of $60,000 pursuant to the exercise of options to purchase 240,000 shares at $0.25 per share.

In May, 2006, the Company made a common stock award of 100,000 shares to a director. These shares were valued at $100,000. In December, 2006, the Company made a common stock award of 35,000 shares to two employees. These shares were valued at $59,850. In October, 2006, the Company issued 250,000 shares of restricted common stock in exchange for investor relations services. These shares were valued at $275,000.

Pursuant to a contract effective November 1, 2006, the Company agreed to issue shares of common stock to a consultant performing investor relations work on its behalf. The 30,000 shares issued in November 2006 were valued at $1.50 per share, or $45,000. The 30,000 shares issued in February 2007 were valued at $2.428 per share, or $72,840. The 30,000 shares issued in May 2007 were valued at $3.39 per share or $101,670. In November, 2007, 30,000 shares were issued at a value of $4.14 per share or $124,200, and 20,000 shares were issued at a value of $4.235 per share or $84,703. The Company agreed to issue an additional 10,000 shares for services performed during December 2007 valued at $4.375 per share or $43,745.

On May 1, 2007, the Company entered into an investor relations contract for international investors that required the issuance of 50,000 shares of restricted common stock during the second quarter of 2007. These shares were valued at fair market value of $148,500.

On October 2, 2007, the Company agreed to issue 15,000 shares of common stock for consulting services performed in Mexico. These shares were valued at $3.68 per share or $55,200 and were recorded as stock compensation during the year ended December 31, 2007.

On December 5, 2007, the Company completed the sale of 5,558,500 shares of common stock in a private placement for a price of $4.00 per share, for aggregate gross proceeds of $22,234,000. The sales were made pursuant to a subscription agreement between the Company and each subscriber. In connection with the private placement, the Company agreed to pay finders' fees of $522, 000 cash and 263,900 shares of common stock.

The Company may continue to raise capital through the sale of its common shares and may also seek other funding or corporate transactions to achieve its business objectives.

As of December 31, 2007, the Founders beneficially own a total of 7,264,845 shares (excluding options), or approximately 21% of the outstanding shares.

The Company has a non-qualified stock option and stock grant plan under which stock options and stock grants may be granted to key employees, directors and others (the "Plan"). Options to purchase shares under the Plan must be granted at fair value as of the date of the grant. A total of 6,000,000 common shares have been reserved under the Plan.

Effective January 1, 2006, the Company implemented the rules of SFAS 123(R), "Accounting for Stock-Based Compensation," which requires the Company to expense as compensation the value of grants and options under the Plan as determined in accordance with the fair value based method prescribed in SFAS 123(R). The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model.

During the year ended December 31, 2006, stock options were granted to purchase 1,200,000 shares of common stock. Grants covering 1,100,000 shares were issued to an employee and a director at an exercise price of $1.00 and a term of thirty-three months. All options vested in 2006. Stock option compensation expense of $141,350 was calculated based upon a fair value calculation using the following assumptions: expected life of 2.75 years, stock price of $1.00 at date of grant, dividend yield of 0%, and interest rate of 5%. Grants covering 100,000 shares were issued to a service provider with an exercise price of $1.00 per share and a term of twenty-four months. Options covering 50,000 shares vested in 2006 and options covering 50,000 shares vested in 2007. Stock option compensation expense of $21,440 was calculated based upon a fair value calculation using the following assumptions: expected life of two years, stock price of $1.00 at date of grant, dividend yield of 0%, and interest rate of 5%. The total cost of the 1,200,000 options issued during 2006 was $163,340. The expense allocated to 2006 was $147,050 and the expense allocated to 2007 was $16,290.

During the year ended December 31, 2007, stock options were granted to a public relations consultant to purchase 50,000 shares of common stock at an exercise price of $3.68 per share and a term of two years and a vesting period during 2007. Stock option compensation expense of $83,192 was calculated based upon a fair value calculation using the following assumptions: expected life of two years, stock price of $3.68 at date of grant, dividend yield of 0%, and interest rate of 4%.

	2007		2006	
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding, beginning of year	2,600,000	$ 0.60	1,640,000	$ 0.25
Granted	50,000	$ 3.68	1,200,000	$ 1.00
Terminated	—	—	—	—
Exercised	—	—	(240,000)	0.25
Outstanding, end of year	2,650,000	$ 0.65	2,600,000	$ 0.60
Options exercisable, end of year	2,650,000	$ 0.65	2,550,000	$ 0.59
Weighted Average Fair Value of Options Granted during year		$ 1.66		$ 0.13

6. Rental Expense and Commitments and Contingencies

Effective October 1, 2005, the Company entered into a 3 year lease on office space in Denver, Colorado. Required payments approximate $1,500 per month. Remaining minimum lease obligations for future calendar years will be $13,400 in 2008. Rent expense for 2007 was $27,000.

Effective January 1, 2006, the Company entered into employment agreements with its executive officers which extend for a three-year term. Pursuant to the terms of those agreements, William Reid's annual salary is $240,000 and David Reid's annual salary is $170,000. Each individual also participates in health and other insurance programs maintained by the Company. The employment agreements are automatically renewable for one-year terms unless either party gives notice to the other that they do not wish to renew the agreement, not less than 120 days prior to expiration.

Pursuant to the terms of the employment agreements, the employee would be entitled to certain payments in the event his employment is terminated under certain circumstances. If the Company terminates the agreement without cause, or either executive officer terminates the agreement "with good reason," the Company would be obligated to pay two years of compensation in accordance with its regular pay periods. Termination by an executive officer with good reason includes a change in control.

7. Related Party Transactions

US Gold—

Effective July 1, 2000, the Company and US Gold entered into a management contract whereby US Gold provided general management of the business activities of the Company through December 31, 2001 in exchange for 2,560,000 shares of common stock of the Company valued at $392,191 or approximately $.15 per share, representing the actual allocated internal costs recorded by US Gold in its performance of the contract. Effective January 1, 2002, the Company and US Gold entered into a second Management Contract with a duration of one year (the "2002 Management Contract"). Under the 2002 Management Contract, US Gold provided general management of the business activities of the Company through December 31, 2002 in exchange for payment of $30,000 per month to US Gold. The Company paid US Gold $30,000 under the 2002 Management Contract and owed US Gold $330,000 at December 31, 2004. In June 2005, the Company paid $10,000 and issued 1,280,000 shares to US Gold Corporation in satisfaction of $320,000 owed.

In July 2005, in connection with a change in control of US Gold, the employment agreements of Messrs. William Reid, David Reid and William Pass with that entity were terminated. In partial payment of the obligations of US Gold under those agreements, that entity transferred all its shares in the company to the two former US Gold employees and Mr. Pass and US Gold no longer owns an interest in our Company.

Jose Perez Reynoso—

The Company has certain contractual business arrangements with Jose Perez Reynoso, a Mexican national and consultant to the Company. Mr. Reynoso has been retained as a full-time consultant to the Company at $7,000 per month through November 2006, $9,000 per month effective December 2006, and $10,000 per month effective August 2007 under a month-to-month arrangement. The Company also leased the El Aguila Property from Mr. Reynoso under terms which required advance royalty payments to Mr. Reynoso aggregating $260,000.

8. Subsequent Events

Effective January 13, 2008 the Company agreed to issue 10,000 restricted shares of common stock for investor relations consulting services performed during January 2008. The 10,000 shares were valued at $42,470 ($4.247 per share).

On January 15, 2008, a Director of the Company exercised options to purchase 50,000 shares of the Company's common stock at the exercise price of $1.00 per share.

CORPORATE INFORMATION

Directors & Management

William (Bill) W. Reid
President, CEO and Director

David Reid
Vice President of Exploration and Director

Jose (Pepe) Perez Reynoso
Manager of Mexican Operations

Jason Reid
Vice President of Corporate Development

Frank (Monty) L. Jennings
Chief Financial Officer
Financial Consultant

Bill M. Conrad
Director
VP Brishlin Resources, Inc.

Trading Symbols: OTC BB: GORO
Frankfurt: GIH

Shares Outstanding: 34,206,952

Shareholders of Record: 150

Dividend: None

2007	1st Qtr	2nd Qtr.	3rd Qrt.	4th Qtr.
Low Bid	$1.30	$2.70	$3.57	$3.39
High Bid	$3.97	$3.85	$4.83	$5.10

2006	1st Qtr	2nd Qtr.	3rd Qrt.	4th Qtr.
Low Bid	(commencing September 14)		$0.90	$1.00
High Bid			$1.15	$1.90

Shareholders may access our SEC filings, including the most recent 10-K, from our website at www.goldresourcecorp.com

Transfer Agent
Corporate Stock Transfer
Denver, CO
303-282-4800

Auditors
Stark, Winter, Schenkein & CO., LLP
Denver, CO
303-694-6700

Legal Counsel
Dufford & Brown, P.C.
Denver, CO
303-861-8013



Engineered To Maximize Shareholder Value

GOLD RESOURCE CORPORATION

Gold Resource Corporation
222 Milwaukee Street, Suite 301
Denver, Colorado 80206
Phone: (303) 320-7708
www.Goldresourcecorp.com